Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2022 (this “Agreement”), by and among Strategic Acquisitions, Inc., a Nevada corporation (“Parent”), STQN Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Sub”), Exworth Union Inc, a Delaware corporation (the “Company”), and the other signatories to this Agreement (each, individually, a “Stockholder”, collectively, the “Stockholders”).

R E C I T A L S:

Upon the terms and subject to the conditions set forth in this Agreement, Parent, Sub and the Company will enter into a business combination pursuant to which the Company will merge with Sub (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”); and

The board of directors of each of Parent, Sub and the Company have determined that the Merger would be fair to and in the best interests of their respective stockholders and approved this Agreement and the transaction contemplated hereby; and

The Stockholders own all of the outstanding capital stock of the Company; and

For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, Parent, Sub, Stockholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company Common Stock” shall mean shares of the common stock, par value $0.01, of the Company.

Contract” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, deed of trust, security agreement, royalty, license, franchise or insurance policy.

“DGCL” shall mean the General Corporation of the State of Delaware.

“Default” shall mean (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

“Governmental Authority” shall mean any foreign, Federal, state, municipal or other governmental department, commission, administration, board, bureau, agency or instrumentality.

“Indebtedness” shall mean, with respect to any Person, any indebtedness, secured or unsecured, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredit value thereof) or (ii) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (A) any capitalized lease obligations and (B) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor). No item constituting Indebtedness under any of the definitions set forth above shall be counted twice by virtue of the fact that it constitutes “Indebtedness” under more than one of such definitions.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Legal Proceedings” shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

“Material Adverse Effect” shall mean, with respect to any Person, any change or effect that is or is reasonably likely to have a material adverse effect on the business, results of operations, properties, assets, condition (financial or otherwise) or prospects of such Person and its Subsidiaries taken as a whole.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Parent Common Stock” shall mean shares of Common Stock, par value $0.001 per share, of Parent.

“Permit” shall mean any permit, license, franchise, concession, authorization, approval, exemption or similar right.

“Permitted Encumbrances” means (a) any Lien for Taxes which are not yet due, (b) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory or inchoate Lien incidental to the ordinary conduct of business which involves an obligation that is not yet due or (c) minor encroachments and defects in title which, in the aggregate, would not have a material impact on the value or intended use of any of the Company’s property.

“Person” shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean any and all computer software, including, but not limited to, source code, object code, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all materials, manuals, design notes and other documentation related thereto or associated therewith.

“Subsidiary” shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (iii) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

“Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Technology” shall mean, collectively, all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, Software, programs, subroutines, tools, materials, specifications, processes, inventions, apparatus, ideas, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, manufacture, maintenance, modification or use of any of the products developed by the Company.

“Third Party” shall mean any Person unaffiliated with any of Parent, Sub or the Company.

ARTICLE II

THE MERGER

2.1 The Merger; Effects of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall merge with Sub at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the Surviving Corporation and shall succeed to and assume all of the rights, properties, franchises, liabilities and obligations of Sub in accordance with the DGCL and this Agreement.

2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of counsel to the Parent, on December 22, 2022 or such other place or time or on such other date as Parent and the Stockholder Representative may agree in writing or as Parent may determine, in its sole and absolute discretion, to be necessary to permit the fulfillment or waiver of the conditions set forth in Sections 9.2(e) or (g) (the “Closing Date”).

2.3 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). Parent undertakes to cause the Certificate of Merger to be filed promptly upon execution and delivery thereof by the Company.

2.4 Directors; Officers; Certificate of Incorporation; Bylaws. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(c) The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation.

(d) The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF

THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each share of each class of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and no consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Outstanding Company Common Stock. At the Effective Time, each issued and outstanding share (excluding treasury stock which shall be cancelled) of Company Common Stock shall be converted into the right to receive 3,600 shares of Parent Common Stock (“Merger Consideration”). If the number of shares to be issued to any Company Common Stockholder includes a fraction, it will be rounded up to the nearest whole number (the “Exchange Ratio”).

(c) Cancellation of Company Common Stock. As a result of the Merger and without any action on the part of any holder of Company Common Stock, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration. The Parent Common Stock comprising the Merger Consideration, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights created by statute, Parent’s certificate of incorporation or bylaws, or any agreement to which Parent is a party or by which Parent is bound.

3.2 Exchange of Certificates. (a) Upon receipt by Parent of written evidence that the Certificate of Merger has been properly filed, Parent subject to surrender to Parent or the Surviving Corporation of certificates representing outstanding shares of Company Common Stock (“Certificates”) for cancellation, promptly shall give (or cause to be given) irrevocable instructions to its transfer agent to issue to the Stockholders certificates representing that number of shares of Parent Common Stock determined pursuant to Section 3.1(b).

(b) Upon surrender of a Certificate for cancellation, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock determined pursuant to Sections 3.1(b) and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing the Merger Consideration.

(c) In the event that any Certificate for shares of Company Stock shall have been lost, stolen or destroyed, Parent promptly shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to this Agreement; provided, however, that Parent may, in its discretion, require the delivery of the indemnity of the holder of such shares but not a bond securing such indemnity.

(d) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Stockholder hereby severally represents and warrants to Parent and Sub that the statements contained in this Article IV are correct and complete as of the date hereof and will be correct and complete as of the Closing Date except as otherwise contemplated hereby.

4.1 Authorization of Transaction. Such Stockholder has full power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity. Such Stockholder is not required to give any notice to, make any filing with, or obtain any Licenses and Permits of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company Common Stock owned by such Stockholder is subject.

4.3 Investment. Such Stockholder (i) understands that the shares of Parent Common Stock to be acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (ii) is acquiring the shares of Parent Common Stock solely for his own account for investment purposes, and not with a view towards the distribution thereof, and has been advised that additional information regarding Parent is available on the EDGAR website of the SEC and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of Parent Common Stock.

4.4 Company Common Stock. Such Stockholder holds of record and owns beneficially the number of shares of Company Common Stock set forth next to such Stockholder’s name on the signature page to this Agreement, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities laws) and Taxes. Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any Company Common Stock and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Company Common Stock (other than pursuant to this Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

The Company and the Stockholders hereby jointly and severally represent and warrant to Parent and Sub that the statements contained in this Article V are correct and complete as of the date hereof and will be correct and complete as of the Closing Date except as otherwise contemplated hereby:

5.1 Organization and Authority of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted, and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except to the extent the failure so to qualify would not have a Material Adverse Effect with respect to the Company. Complete and correct copies of the certificate of incorporation and bylaws, each as amended to date, of the Company have been delivered to Parent. Such certificate of incorporation and bylaws are in full force and effect.

(b) The Company, subject to obtaining the necessary approval of its shareholders and directors, has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and the Stockholders. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(c) The Company does not, and will not at the Closing, directly or indirectly, own any capital stock of or other equity interests in any corporation, partnership or other Person and the Company is not a member of or participant in a partnership, joint venture or similar Person.

5.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of fifteen hundred (1,500) shares of Company Common Stock, of which (A) one thousand one hundred (1,100) shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or by which the Company is bound and (B) no shares are held in the treasury of the Company.

(b) No shares of the capital stock of the Company are authorized, issued or outstanding, or reserved for any purpose, and there are no options, warrants, convertible or exchangeable securities or other rights (including tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating or which could obligate the Company to grant, issue or sell any shares of capital stock of the Company. There are no voting trusts, stockholders’ agreements or other agreements or understandings with respect to the voting of Company Capital Stock or which grant the holder thereof the right to vote with the holders of the Company Common Stock on any matter.

5.3 No Conflicts. Subject to obtaining the consent of the Stockholders and directors of the Company, the Company’s execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrances upon any of the properties or assets of the Company under any provision of (i) the certificate of incorporation, bylaws or other organizational document of the Company; (ii) any material Contract or Permit to which the Company is a party or by which the Company or its assets are bound; (iii) any Order of any court, Governmental Authority or arbitrator applicable to the Company or its assets; or (iv) any Applicable Laws.

5.4 Stockholder Vote. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Stockholder Approval”) is the only approval of holders of any class or series of Company Capital Stock necessary or required to approve this Agreement and the transactions contemplated hereby, including the Merger. The Company shall obtain the requisite Stockholder Approval no later than December [**], 2022.

5.5 Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by or with respect to the Company in connection with (A) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by the Company of any other action contemplated hereby or thereby, (B) the continuing validity and effectiveness immediately following the Effective Time of any material Contract or Permit of the Company, or (C) the conduct by the Surviving Corporation of the business of the Company as conducted immediately following the Closing as conducted on the date hereof.

5.6 Compliance; No Defaults. The Company is in compliance in all material respects with all statutes, laws, ordinances, rules, Orders or regulations of any Governmental Authority applicable to its business or operations (“Applicable Laws”), and has not received any notice or been charged with any violation of or, to its knowledge, is under investigation with respect to compliance with, any Applicable Laws, and there are no facts or circumstances which could form the basis for any such violation. The Company has all Permits which are material to the operation of the businesses of the Company as conducted on the date hereof. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any material Permit or Contract to which it is a party or by which its properties or assets are bound.

5.7 Financial Statements; Undisclosed Liabilities. (a) The Company was organized on March 6, 2022, and has delivered to Parent copies of its most recent audited financial statements, which include, an audited balance sheet of the Company as at September 30, 2022 and the related audited statements of income and retained earnings and cash flows of the Company for the period commencing March 16, 2022, and ending September 30, 2022 (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods presented, and presents fairly the financial position, results of operations, cash flows and stockholders’ equity of the Company as at the dates and for the periods indicated.

(b) Except (i) as disclosed in the most recent Financial Statements or (ii) incurred in the Ordinary Course of Business since the date of the most recent financial statements, as of the date hereof, the Company does not have any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due, asserted or unasserted).

5.8 Absence of Changes or Events. Since the date of the most recent Financial Statements, there has not been any event, change, occurrence or circumstance outside the Ordinary Course of Business or that has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since the date of the most recent Financial Statements:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than routine purchase orders and other sales made in the Ordinary Course of Business;

(b) the Company has not entered into any Contract (or series of related Contracts) involving more than $50,000 outside the Ordinary Course of Business, other than loans made in accordance with the Company’s business plan;

(c) the Company has not agreed to the imposition of any Encumbrance upon any of its assets, tangible or intangible;

(d) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(e) the Company has not issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

(f) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(g) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(h) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, as the case may be;

(i) the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property in excess of $50,000;

(j) the Company has not made any loan to, or entered into any other transaction with, any of its stockholders, directors, officers or employees;

(k) the Company has not granted any increase in the compensation of any of its directors, officers, or employees or made any other change in employment terms for any of its directors, officers or employees or in the terms of its agreements with any independent contractors outside the Ordinary Course of Business;

(l) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, stock option, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

(m) there has not been any change in the Tax or accounting principles, methods, practices, elections or procedures followed by the Company in connection with the business of the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company; or

(n) the Company has not entered into any obligation, whether written or oral, to do any of the foregoing.

5.9 Taxes. (a) (i) All Federal, state, local and foreign Tax returns, declarations, reports, information or other filings (“Tax Returns”) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes due and payable have been fully and timely paid or are adequately provided for in the Financial Statements; (iii) no waivers of statutes of limitations have been given or requested with respect to any Tax Returns of the Company; and (iv) the Company has duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws. There are no federal, state, local or foreign tax liens upon any of the property or assets of the Company, except for current Taxes not yet due and payable.

(b) No Tax audits or other administrative or court proceedings are pending with regard to any Taxes for which the Company may be liable and no written notice of any such audit has been received by the Company.

(c) The Company has not been notified by any taxing authority that the Company may be required to file a Tax Return or similar document in any jurisdiction in which the Company does not currently file a Tax Return.

5.10 Employee Benefits. (a) The Company has no employees and maintains no “employee benefit plans,” as defined in Section 3(3) of ERISA or any other compensatory plan or arrangement, including healthcare, life, dental or vision insurance, or savings, pension or retirement plan (collectively, “Benefit Plans”) for the benefit of any individual.

5.11 Litigation. There are no Legal Proceedings against or affecting the Company or its properties or assets pending or, to the knowledge of the Company, threatened, and to the Company’s knowledge, there are no facts or circumstances which could form the basis for any such Legal Proceeding. The Company is not a party or subject to or in default under any Order of any Governmental Authority applicable to it or to its properties or assets.

5.12 Intellectual Property. (a) The Company is the sole and exclusive owner of, and has a valid right to use, all Intellectual Property and Technology material to its operations (the “Intellectual Property Rights”), free and clear of all Encumbrances, except for the license terms of any licensed Intellectual Property, Technology or Software.

(b) The Company is not, nor as a result of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder will it be, in breach of any contract relating to the Intellectual Property Rights, except for such breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Each patent, trademark, service mark and copyright owned by the Company which is necessary for or otherwise material to the Company’s business as currently conducted is subsisting, valid and enforceable and has not been cancelled, expired or abandoned; (ii) the Company as of the date hereof is not the subject of any pending or, to the Company’s knowledge, threatened Legal Proceedings which involve a claim of infringement of, claim of unauthorized use or claim of violation of any Intellectual Property of any Third Party or challenging the ownership, use, validity or enforceability of any of the Intellectual Property Rights or received notice of any such threatened claim, and to the Company’s Knowledge there are no facts or circumstances which could form the basis for any such Legal Proceedings; (iii) to the Company’s knowledge, the manufacturing, marketing, licensing or sale of the Company’s Products in the manner currently manufactured, marketed, sold or licensed, and the conduct of the business as presently conducted do not infringe, constitute an unauthorized use of or violate any Intellectual Property of any Third Party.

(d) The principal Intellectual Property Rights material to the business of the Company as presently conducted are rights relating to know-how utilized in the course of its operations. The Company has taken reasonable steps to protect such know-how.

(e) No Third Party, to the knowledge of the Company, is infringing upon, violating, misusing or misappropriating the Intellectual Property Rights and no such claims have been made against a Third Party by the Company. To the Knowledge of Company, no infringement claims are pending against any Intellectual Property used but not owned by the Company.

(f) The consummation of the transactions contemplated hereby will not result in the loss or impairment, in any material respect, of the Surviving Company’s right to own or use any of the Intellectual Property Rights.

5.13 Related Party Transactions. No director or officer of the Company, nor any Stockholder or other Affiliate of the Company or of any such director or officer (i) has borrowed any money from or has outstanding, directly or indirectly, any Indebtedness or other similar obligations to the Company; (ii) owns any direct or indirect interest in, or controls or is a director, officer or partner of, or consultant or lender to, or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, lessor, lessee, creditor or debtor of the Company; or (iii) is a party to any Contract with the Company.

5.14 Brokers’ Fees. Neither the Company, any of its officers, directors or employees, nor any Stockholder has taken any action or entered into any agreement likely to result in any Liability or obligation on the part of the Company or Parent to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.15 Disclosure. The Company has afforded Parent the opportunity to conduct such due diligence investigation of the Company as Parent deemed appropriate. None of the material presented to Parent during the course of such investigation contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements and information provided to parent not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company that the statements contained in this Article VI are correct and complete as of the date hereof.

6.1 Organization and Authority. (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except to the extent the failure so to qualify would not have a Material Adverse Effect with respect to Parent. Complete and correct copies of the articles or certificate of incorporation and bylaws, each as amended to date, of Parent and Sub have been made available to the Company. Such articles or certificates of incorporation and bylaws are in full force and effect.

(b) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and this Agreement constitutes the legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

6.2 Capitalization. (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which, 2,715,000 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the Parent SEC Documents, no shares of the capital stock of Parent are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of Parent or any obligation of Parent to grant, issue or sell any shares of capital stock of Parent by sale, lease, license or otherwise. Except as disclosed in the Parent SEC Documents, Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of Parent on any matter. To Parent’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of Parent.

(b) As of the date hereof, the authorized capital stock of Sub consists of 100 shares of common stock, par value $0.001 per share, of which 1 share is issued and outstanding and held by Parent, and such issued and outstanding share has been duly authorized and validly issued, and is fully paid and non-assessable.

(c) The shares of Parent Common Stock issued to the Stockholders upon the consummation of the Merger will be, when issued, duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, Parent’s articles of incorporation or bylaws or any Contract to which Parent is a party or by which Parent is bound.

6.3 No Conflicts. Subject to obtaining the consent of the Board of Directors of Parent and Sub, and Parent in its capacity as the shareholder of Sub, the execution and delivery of this Agreement by Parent and Sub do not and the consummation by Parent and Sub of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of Parent or Sub under, any provision of (i) the articles or certificate of incorporation and bylaws of Parent and Sub, (ii) any Contract or Permit to which Parent or Sub is a party or by which any of their properties or assets may be bound or subject, (iii) any Order of any court, Governmental Authority or arbitrator applicable to Parent or Sub or their properties or assets, or (iv) any law, statute, rule, regulation or judicial or administrative decision applicable to Parent or Sub; except in the case of clauses (ii), (iii) and (iv), such conflicts, violations and defaults, termination, cancellation and acceleration rights and entitlements and Encumbrances that in the aggregate would not hinder or impair the consummation of the transactions contemplated hereby or have a Material Adverse Effect with respect to Parent.

6.4 Consents. Except for (i) the consent of the Board of Directors of Parent and Sub, and Parent in its capacity as the shareholder of Sub, (ii) the filing of such reports required under the Exchange Act and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the items in clauses (i) through (iii) being collectively referred to herein as “Parent Consents”), no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement, consummation of the transactions contemplated hereby or the taking by Parent or Sub of any other action contemplated hereby, which, if not obtained or made, would have a Material Adverse Effect with respect to Parent.

6.5 Parent SEC Documents. Parent has filed on a timely basis all required reports, schedules, registration statements and definitive proxy statements with the SEC since January 1, 2022 (as such documents have since the time of their filing been amended, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents (including any financial statements filed, to be filed or required to have been filed as a part thereof) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

6.6 Absence of Changes or Events. Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, there have not occurred any changes, occurrences or other events or conditions of any character that, in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect with respect to Parent or on the ability of Parent to perform its material obligations under this Agreement.

6.7 Brokers and Intermediaries. Neither Parent, Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

6.8 Disclosure. The representations and warranties contained in this Article VI do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VI not misleading.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

7.1 Conduct of Business of the Company. Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Effective Time, the Company shall carry on its business in the ordinary course in substantially the same manner as presently conducted and use its reasonable best efforts consistent with past practices to preserve its relationships with customers, suppliers and others with whom the Company deals. The Company shall not take any action that would, or that is reasonably likely to, result in any of the representations and warranties of the Company set forth in Article V being untrue in any material respect as of the Effective Time or in any of the conditions to the consummation of the Merger set forth herein not being satisfied.

7.2 Access to Information. (a) From the date hereof until the Closing Date, the Company shall permit Parent and its representatives to have access to the management, facilities, customers, suppliers, accounts, books, stock transfer records and other records (including budgets, forecasts and personnel files and records), Contracts and other materials of the Company reasonably requested by Parent or such representatives and to make available to Parent and its representatives the officers, employees and independent accountants of the Company for interviews for the purpose, among other things, of verifying the information furnished to Parent. Such access shall be conducted by Parent and its representatives during normal business hours, upon reasonable advance notice and in such a manner as not to interfere unreasonably with the business or operations of the Company.

(b) Each of the Company and Parent agrees that it will not and will cause each of their respective Affiliates and representatives not to use any information obtained pursuant hereto (the “Confidential Information”) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each party will treat refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other party or destroy, at the request and option of such other party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify the other party promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such party may disclose the Confidential Information to such tribunal; provided, however, that such party shall use its best efforts to obtain, at the reasonable request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party shall designate. The foregoing provisions shall not apply to any information which is generally available to the public immediately prior to the time of disclosure.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Reasonable Efforts. Each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (b) the obtaining of all necessary consents, approvals or waivers from Third Parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, Parent and the Company each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with obtaining any consents required to be obtained by it hereunder.

8.2 Announcements. Prior to the Closing, neither the Company nor Parent will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law (including, without limitation, pursuant to the Federal securities laws), in which event the party required to make the release or announcement shall allow the other party reasonable time, in light of the circumstances, to comment on such release or announcement in advance of such issuance.

8.3 No Solicitation. (a) The Company and the Stockholders shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Company Representatives (as hereinafter defined) with respect to any acquisition proposal. From the date hereof until the Effective Time, the Company shall not, nor shall it authorize or permit any of its officers, directors, employees, agents, stockholders or representatives (collectively, “Company Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) the making of any acquisition proposal from any Third Party.

8.4 No Trading. From the date hereof until the earlier of thirty (30) days after the termination of this Agreement and two days after the Closing Date the Stockholders will not trade in the securities of the Parent including entering into short selling or hedging transactions nor shall they advise others to do so.

8.5 Parent Common Stock. (a) Each certificate issued to the Stockholders representing the Parent Common Stock will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION IN VIOLATION OF APPLICABLE LAW. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.

(b) At such time as any Stockholder desires to transfer any of the Parent Common Shares received in connection with the Merger and such shares are eligible for sale pursuant to Rule 144, subject to applicable law, Parent, at its expense, shall cause its counsel promptly after a request therefore to cooperate with the Shareholder to effectuate the transfer and to issue an opinion to the effect that such Shareholder may transfer the Parent Common Shares as desired without registration under the Securities Act.

8.6 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to evidence the consummation of the transactions contemplated by this Agreement.

8.7 Expenses. The Company shall pay all reasonable costs, including legal and accounting fees and expenses, incurred by the Company, Parent and Sub in connection with the negotiation, documentation and consummation of this Agreement, including costs incurred in connection with the preparation of the Report on Form the 8-K to be filed by Parent with the Securities and Exchange Commission advising of the completion of the Merger. If the Merger shall not be consummated for any reason other than the willful breach by Parent or Sub of its obligations hereunder or a determination of the Board of Directors not to consummate the Merger, the Company shall pay all reasonable costs, including legal and accounting fees and expenses, incurred by the Company, Parent and Sub in connection with the negotiation, documentation and consummation of this Agreement, including costs incurred in connection with the preparation of the Report on Form 8-K referred to above.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No statute, rule, regulation, injunction, restraining order or decree of any court or Governmental Authority of competent jurisdiction shall be in effect which restrains or prevents the transactions contemplated hereby.

9.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a) Representations and Warranties. The representations and warranties of the Stockholders and the Company made hereunder shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(b) Agreements. The Company shall have performed and complied in all material respects with all of its respective undertakings, covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) No Material Adverse Change. There shall not have occurred any fact, change, condition or occurrence which had, or which is reasonably likely to cause, a material adverse effect on the business, results of operations, properties, assets, condition (financial or otherwise) or prospects of the Company.

(d) No Adverse Proceedings. There shall not be in effect any action, suit, or Legal Proceedings before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Parent to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own the all of assets of the Company and to operate the entire business of the Company (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

(e) Consents. All consents required to be obtained by the Company shall have been obtained, except where the failure to obtain any such consent would not have a Material Adverse Effect with respect to the Company or Parent, as the case may be.

(f) FIRPTA Affidavits. Each of the Stockholders shall have provided Parent with an affidavit of non-foreign status that complies with Section 1445 of the Code.

(g) Corporate Proceedings and Documents. All corporate proceedings taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to Parent and Parent shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

9.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Sub made hereunder shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(b) Agreements. Parent and Sub shall have performed and complied in all material respects with all of their respective undertakings, covenants, conditions and agreements required by this Agreement to be performed or complied with by Parent and Sub prior to or at the Closing.

(c) Corporate Proceedings and Documents. All corporate proceedings taken by Parent and Sub in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to the Company and the Company’s counsel, and the Company and the Company’s counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

ARTICLE X

TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company, on the one hand, and Parent on the other hand;

(b) by Parent, if any of the conditions set forth in Section 9.1 or 9.2 shall have become incapable of fulfillment, and shall not have been waived by Parent, or if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder;

(c) by the Company, if any of the conditions set forth in Section 9.1 or 9.3 shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Parent or Sub shall breach in any material respect any of their representations, warranties or obligations hereunder;

(d) by either the Company or Parent, if the Merger shall not have been consummated on or before February 1, 2023.

Notwithstanding the foregoing, a party shall not be permitted to terminate this Agreement pursuant to clause (b), (c) or (d) hereof if such party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would have a Material Adverse Effect on such party or on the ability of such party to consummate the Merger pursuant to the terms hereof.

10.2 Effect of Termination. In the event of termination by the Company or Parent pursuant to Section 10.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Notwithstanding the foregoing, nothing in this Section 10.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of the Company, on the one hand, and Parent and Sub, on the other hand, to compel specific performance of the other party of its or their obligations under this Agreement.

10.3 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub, the Company and the Stockholder Representative at any time prior to the Effective Time with respect to any of the terms contained herein.

ARTICLE XI

INDEMNIFICATION

11.1 Non-Tax Indemnification by Stockholders. Except to the extent provided for in Section 11.6, the Stockholders shall, jointly and severally, indemnify Parent, Sub and the Surviving Corporation (each, a “Parent Indemnitee”, and collectively, the “Parent Indemnitees”) in respect of, and hold the Parent Indemnitees harmless against, any and all Liabilities, monetary damages, judgments, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including amounts paid in settlement, interest, court costs, reasonable costs of and expenses of attorneys incurred by the Parent Indemnitees (“Damages”) arising out of or resulting from (i) the untruth, inaccuracy or breach of any representation or warranty of the Stockholders or the Company contained in this Agreement or (ii) any breach, non-fulfillment or failure to perform any agreement or covenant of the Stockholders or Company contained in this Agreement; except that the Stockholders only shall be severally liable for the representations and warranties contained in Article IV.

11.2 Indemnification by Parent. Parent shall indemnify the Stockholders in respect of, and hold such holders harmless against any and all Damages incurred or suffered by such holders arising out of or resulting from (i) the untruth, inaccuracy or breach of any representation or warranty of Parent or Sub contained in this Agreement, (ii) any breach, non-fulfillment or failure to perform any agreement or covenant of Parent or Sub contained in this Agreement, or (iii) the operation of the business of the Surviving Corporation after the close of business on the Closing Date.

11.3 Method of Asserting Claims. (a) Claims by Parent Indemnitee. All claims for indemnification (“Indemnity Claims”) made by a Parent Indemnitee pursuant to Sections 11.1 or 11.6 shall be made in accordance with the provisions of this Article XI. All Indemnity Claims made by a Parent Indemnitee pursuant to this Article XI shall be made to the Stockholder Representative who shall have responsibility and authority to advise the Stockholders thereof and to take any action under this Article XI on behalf of the Stockholders with respect to such claim, including settling such claim or acknowledging any Liability of the Stockholders pursuant to this Article XI.

(b) Claims by Stockholders. All Indemnity Claims made by the Stockholders pursuant to this Article XI shall be made by the Stockholder Representative on behalf of such Stockholders, and the Stockholder Representative shall have full power and authority to act as “Indemnitee” hereunder on behalf of the Stockholders and to take any action under this Article XI on behalf of the Stockholders with respect thereto, including settling or withdrawing such claim.

(c) Third Party Claims. If Parent, on behalf of any Parent Indemnitee, or the Stockholder Representative seeks to be indemnified pursuant to this Article XI (in each case, an “Indemnitee”), it shall give prompt written notification to the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any third party claim or commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article XI may be sought, but the failure of an Indemnitee to give prompt notice to the Indemnifying Party shall not affect the rights of the Indemnitee to indemnification hereunder, except (i) as provided in Section 11.4 below and (ii) if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnitee, assume control of the defense of such claim, action, suit or proceeding with counsel reasonably satisfactory to the Indemnitee, provided that the Indemnifying Party acknowledges in writing, and in form and substance acceptable, to the Indemnitee that any damages, fines, costs, judgments or other liabilities that may be assessed against the Indemnitee in connection with such action, suit or proceeding constitute Damages for which the Indemnitee shall be entitled to indemnification pursuant to this Article XI; and provided, further, that Parent shall have the right to control the defense to the extent of any claim or demand seeking equitable relief or remedial action on the part of a Parent Indemnitee. If the Indemnifying Party does not so assume control of such defense, the Indemnitee shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnitee reasonably concludes that the Indemnifying Party and the Indemnitee have a conflict of interest or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnitee shall be considered “Damages” for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnitee shall not agree to any settlement of such claim, action, suit or proceeding without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld.

(d) Direct Claims. With respect to claims other than third party claims, the Indemnitee shall use reasonable efforts promptly to notify the Indemnifying Party of such claims, but the failure of the Indemnitee so to give notice to the Indemnifying Party shall not affect the rights of Indemnitee to indemnification hereunder, except (i) as provided in Section 11.4 below and (ii) if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice.

11.4 Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall survive the Effective Time until the close of business on the first anniversary of the Effective Time, except that (i) the representations and warranties in Sections 4.1 and 4.4 shall survive and remain in full force and effect indefinitely; provided, however, that if notice of any claim for indemnification is given before expiration of such period, then notwithstanding the expiration of such time period, the representation, warranty, covenant or agreement applicable to such claim shall survive until but only for purposes of the resolution of such claim. Any claim for indemnification pursuant to this Article must be made no later than December 1, 2024.

11.5 Stockholder Representative. (a) The Stockholders agree that [**] shall act as the Stockholder Representative, and approval of this Agreement by the Stockholders shall constitute ratification and approval of such designation. The Stockholder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Company Common Stock at the Effective Time of the Merger (“Majority Holders”). In the event of the death, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by a vote of Majority Holders. Any failure by the Majority Holders to appoint a new Stockholder Representative upon the death, resignation or removal of the Stockholder Representative shall not have the effect of releasing the Stockholders from any liability under this Agreement, the Escrow Agreement or otherwise.

(b) The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to them under this Agreement (including with respect to claims for indemnification pursuant to this Article XI); provided, however, that the Stockholder Representative will have no obligation to act on behalf of the Stockholders, except as expressly provided herein and in the Escrow Agreement.

(c) Parent shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement and any instrument, agreement or document relating hereto or thereto all of which actions or omissions shall be legally binding upon the Stockholders.

(d) The parties shall treat any indemnification payment under Article XI as an adjustment to the Merger Consideration. To the extent that any such indemnification payment is treated as other than an adjustment to the Merger Consideration and is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any related costs incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

(e) Cooperation with Respect to Tax Returns. Parent and the Stockholders agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.

(f) Transfer Taxes. The Stockholders shall be liable for and shall pay (and shall indemnify and hold harmless the Indemnitees against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on the Stockholders or on Parent or its Affiliates). The Stockholders hereby agree to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner. Notwithstanding the foregoing, the Stockholders shall be permitted to cause the Company to pay the Connecticut conveyance tax payable as a result of this transaction provided the same results in an adjustment to the Working Capital of the Company and the Surviving Corporation shall pay the vehicle registration fees and taxes which shall not give rise to an adjustment to the Working Capital of the Company.

11.7 Limitation on Stockholders’ Liability. Notwithstanding anything to the contrary contained herein, except with respect to claims based on fraud or intentional or deliberate misrepresentation, (a) the Stockholders shall not be liable (i) under this Article until the aggregate amount of all Damages incurred or suffered with respect to all claims made by Parent Indemnitees hereunder exceeds $25,000 (the “Stockholder Threshold Amount”). If after the aggregate of all Damages suffered or incurred exceeds the Threshold Amount, Parent shall be entitled to receive one and one-half ($1.50) dollars in respect of each one dollar of indemnified claims in excess of the Stockholder Threshold Amount. The Stockholder Threshold Amount shall not apply to claims concerning Sections 4.4 (Title to Company Capital Stock) and 5.9 (Taxes). The aggregate liability of the Stockholders hereunder for Damages shall not exceed $400,000 and the liability of each individual Stockholder for Damages shall not exceed his pro-rata portion of such $400,000 based upon the proportion of the shares of Company Common Stock owned by him at the Closing Date, notwithstanding the foregoing, the limit of the liability of a Stockholder for a breach of the representation and warranty contained in Sections 4.1, 4.3 and 4.4 shall equal the value of the consideration received for his shares.

ARTICLE XII

GENERAL PROVISIONS

12.1 Frustration of the Closing Conditions. Neither the Company nor Parent or Sub may rely on the failure of any condition precedent set forth in Article IX to be satisfied if such failure was caused by such party’s (or parties’) failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement in accordance with Sections 8.1 and 8.2(c).

12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance, except that the provisions hereof with respect to any corporate or stockholder action required under the laws of the State of Connecticut to effect the Merger shall be governed by the laws of the State of Connecticut.

12.3 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by e-mail; provided that the e-mail is promptly confirmed by notice delivered by overnight courier, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

(i) If to the Parent, to:

Strategic Acquisitions Inc.

30 Broad Street

14th Floor

New York, New York 10005

Attn: President

(ii) If to the Company, a Stockholder or the Stockholder Representative:

Exworth Union Inc

51 JFK Parkway

Suite 135

Short Hills, New Jersey 07078

Attn:

Such names and addresses may be changed by notice given in accordance with this Section.

12.4 Entire Agreement. This Agreement (including the Exhibits attached hereto, all of which are a part hereof) contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or in the Escrow Agreement or the Closing Agreements or made hereunder or thereunder.

12.5 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

12.6 Counterparts. This Agreement may be executed in multiple counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

2.7 Parties in Interest; Assignment. Neither this Agreement nor any of the rights, interest or obligations here-under shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Sub shall have the right to assign this Agreement to any other wholly-owned Subsidiary of Parent. This Agreement shall inure to the benefit of and be binding upon the Stockholders, Company, Parent and Sub and shall inure to the sole benefit of the Stockholders, Company, Parent and Sub and their respective successors and permitted assigns. Except as set forth in Article XI, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

12.8 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12.9 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Law, each party waives any objection to the imposition of such relief.

12.10 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or the Escrow Agreement shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the Escrow Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.

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[MERGER AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Strategic Acquisitions, Inc.		Exworth Union Inc

By:	/s/ John P. O’Shea	By:	/s/ Yuanyuan Huang
	John P. O’Shea		Yuanyuan Huang
	President		An Authorized Officer

STQN Sub, Inc.

By:	/s/ John P. O’Shea
John P. O’Shea
President

The Stockholders:

Exworth Management LLC		World Class Technology LLC

By:	/s/ Yuanyuan Huang	By:	/s/ Yuejiao Zhang
	Yuanyuan Huang		Yuejiao Zhang
	An Authorized Officer		An Authorized Party

Holder of 1,000 shares of Exworth Union Inc:		Holder of 100 shares of Exworth Union Inc: